Exhibit 99.1



FIRST                                             22 West State Street
KEYSTONE                                          Media, PA 19063
FINANCIAL, INC.                                   610-565-6210


                            FOR IMMEDIATE RELEASE
                            _____________________


                     FIRST KEYSTONE FINANCIAL ANNOUNCES
                            THIRD QUARTER RESULTS

         Media, PA  August 15, 2005 -  (Nasdaq: FKFS)   The
Company reported today a net loss for the quarter ended June 30, 2005 of $(613,000), or $(0.32) per diluted share, compared to net income of $627,000, or $0.32 per diluted share, for the same period last year. Net income for the nine months ended June 30, 2005 was $548,000, or $0.30 per diluted share, as compared to $2.0 million, or $1.02 per diluted share, for the same period in 2004. The loss incurred in the third quarter of fiscal 2005 reflected a significantly larger than normal loan loss provision. As a result of the review of the Company's loan portfolio, the Company increased the loan loss provision by $1.6 million for the quarter ended June 30, 2005. The increased provision was due to the establishment of a reserve for a large commercial real estate loan as well as increased general reserves deemed necessary due to various factors including changes in non-performing loans and the changing nature of the commercial and multi-family real estate and commercial business loan portfolios.

     "Although we are disappointed in how the increased loan loss provisions impacted our results of operations, the Company's focus will be to continue to generate lower cost core deposits to fund higher yielding, shorter term assets. In accordance with this strategy, our commercial and home equity loans showed solid growth along with increases in our lower cost core deposits," said Thomas M. Kelly, President and Chief Executive Officer of First Keystone Financial, Inc.

     For the three months ended June 30, 2005, net interest income decreased slightly by $94,000, or 3.2%, while net interest income for the nine months ended June 30, 2005 increased $18,000, or 0.2%, as compared to the same periods in 2004. Interest income increased $283,000, or 4.4%, for the quarter ended June 30, 2005 compared to the same period in the prior year primarily due to a 14 basis point increase in the average yield earned on interest-earning assets. However, such increase was offset by a $377,000, or 10.5%, increase in interest expense for the quarter ended June 30, 2005 as compared to the third quarter of fiscal 2004 primarily due to a 25 basis point increase in the average rate paid on interest-bearing liabilities combined with a $6.6 million increase in the average balance of such liabilities. As a result, net interest income decreased as the rate of repricing of interest-bearing liabilities outpaced the upward adjustments on interest-earning assets. The Company's interest rate margin on a tax-equivalent basis decreased to 2.17% for the quarter ended June 30, 2005 as compared to 2.27% for the same period last year. (See footnote to the table below).

     On a linked quarter basis, net interest income decreased $136,000 in the third quarter of fiscal 2005 compared to the second quarter of fiscal 2005. The net interest margin on a tax-equivalent basis decreased 12 basis points to 2.17% from 2.29% for the three months ended March 31, 2005. (See footnote to the table below). During the third quarter of fiscal 2005 as compared to the second, the Company experienced a 10 basis point increase in the rates paid on interest-bearing liabilities which was partially offset by a 3 basis point increase in the yield earned on average interest-earning assets. The net interest margin for the three months ended March 31, 2005 included the effects of a special dividend which amounted to 12 basis points.


     For the quarter ended June 30, 2005, non-interest income increased $108,000 to $683,000 from the same period last year. The increase was primarily the result of a $92,000 increase in service charges and other fees due to continued emphasis on additional fee-based deposit services.

     Non-interest expense for the quarter ended June 30, 2005 increased $300,000, or 11.3%, from the same period last year primarily due to increases of $108,000, or 36.3%, $65,000, or 33.3%, and $52,000, or 12.6% in occupancy and equipment, professional fees, and other non-interest expense, respectively. The increase in occupancy and equipment was related to branch expansion in the first quarter of fiscal 2005 combined with increases in costs relating to rent, maintenance and taxes. Professional fees increased due to the additional auditing and legal fees resulting from additional regulatory requirements. The increase in other non-interest expense was due to the implementation of a training program designed to emphasize the Company's commitment to maximizing customer service as well as increased general administrative expenses.

     The Company's total assets increased to $573.6 million at June 30, 2005 from $571.9 million at September 30, 2004. Investment and mortgage-related securities held to maturity increased to $54.0 million from $42.7 million at September 30, 2004 mainly due to the Company's strategy to reinvest the proceeds and cash flows from the available for sale securities portfolio into the held to maturity portfolio in order to minimize the effect of price volatility to the Company's equity. Although loans receivable decreased slightly to $303.6 million at June 30, 2005 from $304.2 million at September 30, 2004, the composition of the loan portfolio continued to shift to more interest-sensitive assets. Commercial and multi-family real estate, construction, home equity and commercial business loans accounted for 51.7% of the total loan portfolio at June 30, 2005 as compared to 48.7% at September 30, 2004. Total deposits increased $13.5 million, or 3.9%, to $358.4 million at June 30, 2005 from $344.9 million at September 30, 2004. Core deposits increased $11.4 million, or 6.3%, as a result of the Company's commitment to focus on business development and aggressively pursue those relationships. The level of the Company's borrowings decreased $15.6 million, or 9.1%, from September 30, 2004 to June 30, 2005 as the Company used deposit increases to repay borrowings. Stockholders' equity decreased $265,000 to $29.4 million resulting from the Company's comprehensive income decreasing $768,000 combined with dividend payments totaling $604,000 partially offset by net income of $548,000 for the nine months ended June 30, 2005.

     Total non-performing assets totaled $5.7 million at June 30, 2005 as compared to $3.3 million at September 30, 2004. The Company's ratio of non-performing assets to total assets was 1.0% at June 30, 2005 compared to 0.51% at September 30, 2004. The increase in non-performing assets was primarily due to a $3.8 million commercial real estate loan being placed on a non-accrual status partially offset by a $1.3 million commercial and construction loans returning to current status and a $309,000 decrease in real estate owned.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                                FIRST KEYSTONE FINANCIAL, INC.
                                   SELECTED OPERATIONS DATA
                             (In thousands except per share data)
                                          (Unaudited)

                                                  Three Months Ended     Nine Months Ended
                                                       June 30,              June 30,
                                               ______________________________________________
                                                   2005      2004         2005       2004
                                               ______________________________________________
Net interest income                                $2,825     $2,919     $8,606      $8,588
Provision for loan losses                           1,645         75      1,735         225
Non-interest income                                   683        575      2,683       3,808
Non-interest expense                                2,946      2,646      9,196       9,674
                                               ______________________________________________
(Loss) income before taxes                         (1,083)       773        358       2,497
Income tax (benefit) expense                         (470)       146       (190)        501
                                               ______________________________________________
Net (loss) income                                  $ (613)    $  627     $  548      $1,996
                                               ==============================================
Basic (loss) earnings per share                    $(0.33)    $ 0.34     $ 0.30      $ 1.09
Diluted (loss) earnings per share                   (0.32)      0.32       0.30        1.02
Dividends per share                                  0.11       0.11       0.33        0.33
Number of shares outstanding at end of period   2,022,378  1,926,384  2,022,378   1,926,384
Weighted average basic shares outstanding       1,874,143  1,835,609  1,827,849   1,831,822
Weighted average diluted shares outstanding     1,912,779  1,956,155  1,846,321   1,953,103
_____________________________________________________________________________________________

                                FIRST KEYSTONE FINANCIAL, INC.
                                   SELECTED FINANCIAL DATA
                            (In thousands except per share data)
                                        (Unaudited)

                                                                June 30,      September 30,
                                                                  2005            2004
                                                               _____________________________
Total assets                                                     $573,581        $571,919
Loans receivable, net                                             303,558         304,248
Investment and mortgage-related securities available for sale     160,751         161,235
Investment and mortgage-related securities held to maturity        53,953          42,650
Cash and cash equivalents                                          17,198          17,975
Deposits                                                          358,360         344,880
Borrowings                                                        155,505         171,149
Junior subordinated debt                                           21,529          21,557
Loan loss allowance                                                 3,471           2,039
Total stockholders' equity                                         29,433          29,698
Book value per share                                               $14.55          $15.41
____________________________________________________________________________________________




                                FIRST KEYSTONE FINANCIAL, INC.
                                     OTHER SELECTED DATA
                                        (Unaudited)


                                                               At or for the      At or for the
                                                               Three Months        Nine Months
                                                                   Ended              Ended
                                                                  June 30,           June 30,
                                                            ______________________________________
                                                              2005       2004      2005     2004
                                                            ______________________________________
Return on average assets (1)                                 (0.43)%     0.44%     0.13%     0.48%
Return on average equity (1)                                 (8.26)%     8.06%     2.45%     8.42%
Interest rate spread (1)(2)                                   2.14%      2.25%     2.19%     2.23%
Net interest margin (1)(2)                                    2.17%      2.27%     2.21%     2.25%
Interest-earning assets/interest-bearing liabilities(2)     100.90%    100.70%   100.62%   100.72%
Operating expenses to average assets (1)                      2.07%      1.88%     2.16%     2.31%
Ratio of non-performing assets to total assets at
  end of period                                               1.00%      0.55%     1.00%     0.55%
Ratio of allowance for loan losses to gross loans
  receivable                                                  1.13%      0.71%     1.13%     0.71%
Ratio of loan loss allowance to non-performing loans
  at end of period                                           72.38%    116.49%    72.38%   116.49%

 (1)   Annualized.

 (2)   Adjusted for the effects of tax-free
       investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable investments. Without the adjustment for taxes, the interest rate spread was 2.08% and 2.18% for the quarter ended June 30, 2005 and 2004, respectively, while the net interest margin would be 2.10% and 2.20% for the quarter ended June 30, 2005 and 2004, respectively. Without the adjustment for taxes, the interest rate spread was 2.12% and 2.16% for the nine months ended June 30, 2005 and 2004, respectively, while the net interest margin would be 2.14% and 2.18% for the nine months ended June 30, 2005 and 2004, respectively. In addition, with respect to March 31, 2005, without the adjustment for taxes, the interest rate margin was 2.22%.



CONTACT:   Thomas M. Kelly, President and Chief Executive Officer
           Rose M. DiMarco, Chief Financial Officer
           (610) 565-6210